CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our report dated June 18, 2007 for The Henssler Equity Fund and to all references to our firm included in or made part of this Post-Effective Amendment to The Henssler Funds, Inc. Registration Statement on Form N-1A (File Nos. 333-46479 and 811-08659), including the references to our firm under the heading “Financial Highlights” in the Prospectus and the heading “Independent Registered Public Accounting Firm ” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
August 29, 2007